Exhibit 1


                                  (Translation)

                                                                    June 2, 2003

To Our Shareholders

                                               Toshio Maruyama
                                               President and COO
                                               ADVANTEST CORPORATION
                                               32-1, Asahi-cho 1-chome,
                                               Nerima-ku, Tokyo


                              CONVOCATION NOTICE OF
                THE 61ST ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Sirs and Madams:

    Notice is hereby given that the 61st ordinary general meeting of shareholders of ADVANTEST CORPORATION (the "Company") will be held as set forth below. Your attendance thereat is respectfully requested.

    If you are not able to attend the meeting, you may exercise your voting rights in writing by submitting the enclosed voting instructions. In such case, after examining the reference documents as set forth below, please indicate your intention to vote "for" or "against" each agenda item, then affix your seal to the voting instructions form and send the said form to us.


1.  Date and time:           June 27, 2003 (Friday) at 10:00 a.m.

2.  Place:                   Main Conference Room of the Company
                             32-1, Asahi-cho 1-chome, Nerima-ku, Tokyo

3.  Subject matters of the meeting:

         Matters to be reported:

              Matters concerning the business report, balance sheet and statement of income for the 61st Fiscal Year (from April 1, 2002 to March 31, 2003).

         Matters to be resolved:

              Agenda Item No. 1:       Approval of the proposed appropriation of
                                       retained earnings for the 61st fiscal
                                       year

              Agenda Item No. 2        Repurchase of the Company's shares

                                       (An outline of this agenda item is set
                                       forth on page 25 of the "Reference
                                       Documents with respect to the Exercise of Voting Rights" below)

              Agenda Item No. 3:       Amendment of part of the Articles of
                                       Incorporation

                                       (An outline of this agenda item is set
                                       forth on page 25 through 29 of the
                                       "Reference Documents with respect to the Exercise of Voting Rights" below)

              Agenda Item No. 4:       Election of seven directors

              Agenda Item No. 5:       Election of two corporate auditors

              Agenda Item No. 6:       Issuance of stock acquisition rights as
                                       stock options

                                       (An outline of this agenda item is set
                                       forth on page 32 through 35 of the
                                       "Referential Documents with respect to
                                       the Exercise of Voting Rights" below)

              Agenda Item No. 7:       Payment of retirement bonuses to retiring
                                       directors


================================================================================

    When attending the meeting on the date set forth above, please submit the voting instruction form enclosed herewith to the reception desk at the place of the meeting.

    We respectfully request that you attend the reception to be held for the shareholders and the management of the Company after the meeting of shareholders is over.

(Attachment)



                                 Business Report
                                 ---------------

                     (April 1, 2002 through March 31, 2003)

1.  Overview of Business

 (1)   Results of Business

   (a)   Business Conditions

         During the fiscal year, the world economy continued to experience falling stock prices and global deflation caused by stagnating growth in North America and Europe and the poor economy in Japan. These factors, together with the war on Iraq and the growing epidemic of Severe Acute Respiratory Syndrome
(SARS), served to increase uncertainty for the coming future.

         In the electronics industry, notwithstanding certain signs of improvement, neither the semiconductor nor the tester market reached a true state of recovery as both Japanese and overseas telecommunication carriers and semiconductor manufacturers continued significant cuts in their capital expenditures in light of the reduced demand for telecommunications equipment caused by reduced global investment in telecommunication infrastructures and information technologies, sluggish personal computer sales and falling semiconductor prices.

         Despite the Company's efforts to tackle these market conditions through the timely introduction of new products and programs to increase customer satisfaction, orders and sales remained weak as customers continued to reduce their investment levels. In response to this challenging environment, the Company continued its efforts to step up structural reforms. The Company implemented a number of structural reforms aimed at improving profitability, including selectively focusing on certain businesses and renovation of business processes, a significant reduction of personnel and other expenses, which involved the reduction of headcount, and a reduction of capital expenditures.

         As a result of the above, as compared with the previous fiscal year, incoming orders increased by 49.6% to (Y)78.2 billion, net sales increased by 5.2% to (Y)76.6 billion, while ordinary loss was (Y)19 billion and net loss was
(Y)11.4 billion, as the adverse results from the previous fiscal year continue. Overseas sales as a percentage of total sales were 52.9%, as compared to 53.1% in the previous fiscal year.

         Analyzing the Company's business by segment, the automated test equipment segment continued to see reduced capital expenditures by semiconductor manufacturers. However, despite the stagnating growth in personal computers and high-speed communication, demand for testers used in the manufacturing of digital consumer devices remained strong as DVD devices, digital cameras and other digital electronics recorded strong sales primarily in Japan, and the shift toward full-color screens and camera-equipped models generated significant replacement demand for mobile phones.

         In the memory tester market, flash memory testers recorded strong sales. In addition, DRAM testers received an increased level of inquiries as investments were being made in back-end manufacturing in response to the shift from synchronized DRAM to DDR-DRAM. For this market, the Company introduced the T5593 high-speed memory tester for next generation DDR memory chips and a new memory handler model within the M6500 series for high-speed DRAM.

         In the SoC (System-on-a-Chip) tester market, sales of the T6500 series SoC test systems were strong due to the expanded production of digital consumer electronics and DVD devices. In addition, due to the strong market for LCD driver ICs used in LCD displays, digital cameras and mobile phones, the T6300 series LCD driver test systems recorded strong sales in Japan, Korea and Taiwan. In response to the testing needs for increasingly complex SoC devices, the Company announced in July 2002 its proposal to establish a consortium, the "Semiconductor Test Consortium, Inc.", or STC, toward achieving a truly open test architecture. This consortium, responsible for setting and approving an OPENSTARTM standard, was formed in March 2003 and has officially begun working toward establishing a highly scalable and flexible industry standard for testers.

Through the adoption of the OPENSTAR(TM) standard, the Company will provide a group of products that can cover devices ranging from specialized, single purpose ones to general purpose ones.

         With respect to maintenance services, in order to drastically speed up the global distribution of maintenance parts, the Company worked with Federal Express to establish a system that cuts delivery time by more than half, to within 24 hours to Asia and within 48 hours to the United States and Europe. In October 2002, the Company transferred its software support operations to a subsidiary, Advantest Customer Engineering Corporation, to centralize its after-sales support services. This subsidiary, which was renamed Advantest Customer Support Corporation, provides strengthened comprehensive support solutions.

         As a result of the above, incoming orders in the automated test equipment segment, as compared with the previous fiscal year, increased by 82.9% to (Y)66.8 billion, while net sales of the segment increased by 22.9% to (Y)64.6 billion. Overseas sales as a percentage of total sales in the automated test equipment segment were 57.7%, as compared to 61.0% in the previous fiscal year.

         In the measuring instrument segment, the wireless communication market has generally been weak due to delays in the launch of IMT20001 services in North America and Europe. Meanwhile, spectrum analyzers for the wireless LAN market generated strong sales as the market for wireless LAN devices was relatively successful. For this market, the Company is introducing a number of measuring instruments based on its WMT2 platform, including a high-performance signal analyzer for next-generation mobile communication.

         The fiber optic communication market experienced a further decline due to the continuing curb on capital expenditures. For this market, the Company introduced a dispersion optical time-domain reflectometer and a laser diode test system that simultaneously tests both the basic and transmission characteristics of laser diodes.

         In connection with the termination of the distribution arrangement with Tektronix, Inc., the Company established Advantest America Measuring Solutions, Inc., a subsidiary to market and service the Company's measuring instruments in the United States. By establishing its own sales channel and performing its sales and maintenance activities directly, the Company intends to provide comprehensive services that respond timely to customer needs.

         As a result of the above, incoming orders in the measuring instrument segment, as compared with the previous fiscal year, decreased by 27.8% to
(Y)11.3 billion, while net sales of the segment decreased by 40.8% to (Y)12.0 billion. Overseas sales as a percentage of total sales in the measuring instrument segment were 27.3%, as compared to 32.5% in the previous fiscal year.


    *1 "IMT2000" - International Mobile Telecommunications 2000. The third generation of digital mobile communication technology

    *2 WMT (Wizard of Module Test) is a common platform proprietarily developed by the Company to provide measuring instruments customized for specific applications through the addition of blocks and modules necessary for the specific type of testing.

(Sales Breakdown by Segment)

------------------------------------------------------------------------------------------------------------------------
       Fiscal Year :                                :                                :    Change from the previous
                   :            FY2001              :             FY2002             :               period
Segment            :----------------------------------------------------------------------------------------------------
                   :     Amount         Percentage  :     Amount          Percentage :        Amount        Percentage
                   :(in million yen)       (%)      :(in million yen)         (%)    :   (in million yen)       (%)
------------------------------------------------------------------------------------------------------------------------
Automated Test           52,619             72.2         64,656             84.3         12,037               22.9
Equipment
Measuring                20,038             27.8         12,030             15.7         (8,278)             (40.8)
Instrument
Total                    72,928            100.0         76,686            100.0          3,758                5.2
Export                   38,714             53.1         40,570             52.9          1,856                4.8

    (b)  Challenges Ahead

         The global economy is in general experiencing growing uncertainty as consumption slows and unemployment levels rise throughout the world, in addition to concerns regarding the economic consequences of the war on Iraq and of the SARS epidemic.

         Despite some signs of recovery with respect to investments in the development and production of next generation or state-of-the-art technologies, participants in the electronics industry, including semiconductor and telecommunication equipment manufacturers, are in general continuing their curb on capital expenditures. As a result, demand is not expected to pick up until the second half of the upcoming fiscal year.

         As such, while the business conditions affecting the Company can be expected to recover somewhat beginning in the second half of the fiscal year, difficult challenges and uncertainties are expected to remain. In response to this environment, the Company will focus on improving profitability through efforts to expand sales by introducing new products, in addition to renovation of its business processes, including continued production restructuring, and significant cost-cutting measures.

         As part of its structural reform program, the Company will spin off and transfer its semiconductor test equipment manufacturing operations to Advanelectron Co., Ltd. on around July 1, 2003. In addition, the Company will cause Advantest Instruments Corporation to merge into Advanelectron Co., Ltd., which will be renamed Advantest Manufacturing, Inc.

         In addition, the Company is focused on improving operating results through establishing an operating structure that responds timely to market changes, promoting early development of key future technologies and providing timely customer solutions under the concept of "GETsolution".3

         The Company began listing on the New York Stock Exchange in September 2001. The Company hopes this listing will facilitate its overseas business activities, particularly in the U.S., and will seek to strengthen its investor relations and disclosure efforts and increase public recognition of the Company.

         The Company launched in October 2001 a company-wide initiative called "Initiative 21." This initiative seeks to promote effective ideas and strategies at all levels of the Company, from the sales, development and manufacturing to maintenance and administrative divisions, in order to improve the Company's competitiveness. Through the efforts of each and every employee in accepting new challenges, the Company seeks to achieve further growth while fulfilling its social mission. This initiative will continue through 2004, the year that marks the Company's 50th anniversary.

         In order to strengthen its corporate governance and ensure timely response to rapid changes in the business environment, the Company plans to reorganize its Board of Directors and introduce an Executive Officer system. Specifically, the monitoring/supervisory and executive functions of the Board of Directors will be separated from each other and individually strengthened. The Board of Directors, as the highest decision-making organ, will be responsible for the formulation of group-wide business policies and strategies as well as the monitoring and supervision of operations. The number of directors will be significantly reduced to streamline and revitalize the Board meetings. At the same time, the Company will introduce an Executive Officer system. These Executive Officers will be delegated clearly defined authority to enable them to run operations speedily and efficiently and will have clearly defined responsibilities for running operations. In addition, the Company will appoint an additional outside corporate auditor to strengthen the auditing function of the Board of Corporate Auditors.

         We look forward to your continued support and guidance as shareholders.



*3       GETsolution (Globally Enabled Total solution) is the Company's service-based business designed to provide a set of comprehensive solutions to issues ranging from the design to product delivery of semiconductors.

    (c)  Capital Expenditures

         The Company invested a total of (Y)2.6 billion as capital expenditures in FY2002 with a focus on new product development, manufacturing streamlining, power saving and expansion of manufacturing capacity.


    i) Significant capital expenditure projects completed in FY2002

    Kitakyushu R&D Center      Yahatahigashi-ku,          Completed in June 2002
                               Kitakyushu-shi,
                               Fukuoka Prefecture


    ii) As of March 31, 2003, the Company does not have any plans for significant capital expenditure projects.



    (d)  Financing

         No significant financing activity took place in FY2002.



(2) Historical Data on Business Results and Assets

--------------------------------------------------------------------------------------------------------
                                        FY1999            FY2000            FY2001             FY2002
--------------------------------------------------------------------------------------------------------
Net sales (in million yen)              142,209           225,309            72,928             76,686
--------------------------------------------------------------------------------------------------------
Net income (in million yen)              14,426            31,820           (19,265)           (11,467)
--------------------------------------------------------------------------------------------------------
Net income per share (in yen)            144.82            319.08           (193.71)           (116.49)
--------------------------------------------------------------------------------------------------------
Net assets (in million yen)             203,379           230,988           204,058            178,253
--------------------------------------------------------------------------------------------------------
Total assets (in million yen)           299,555           354,357           258,544            235,456
--------------------------------------------------------------------------------------------------------


Note 1: The calculation of net income per share was based on the average number of total shares outstanding during the relevant fiscal year.

Note 2: Due to an amendment in the Commercial Code and the "Regulations Regarding Balance Sheets, Statements of Income, Business Reports and Supporting Schedules of Stock Corporations" that requires that treasury stock be presented in stockholders' equity as a deduction item, the number of shares held by the Company as treasury stock was deducted from the average number of total outstanding shares when calculating net income per share beginning in FY2001.

Note 3: Beginning FY2002, the Company has adopted the "Accounting Standards Regarding Calculations of Earnings Per Share of the current net earnings" (ASB Statement No. 2) and "Guideline for Accounting Standards Regarding Calculations of Earnings Per Share of the current net earnings" (ASB Guideline No. 4).

2.  Company Information (as of March 31, 2003)

   (1)   Primary Areas of Business

      --------------------------------------------------------------------------
        Segment                        Main Products
      --------------------------------------------------------------------------
        Automated Test Equipment       SoC (System-on-a-Chip) test systems, DFT
                                       test systems, Memory test systems, Flash
                                       memory test systems, RFIC test systems,
                                       Image sensor test systems, LCD driver
                                       test systems, Dynamic test handlers,
                                       Device interface units, Electronic beam
                                       lithography equipment.
      --------------------------------------------------------------------------
        Measuring Instruments          Digital multimeters, Digital
                                       thermometers, DC voltage/current
                                       generators, Electrometers, Spectrum
                                       analyzers, Network analyzers, Signal
                                       generators, Radio communication testers,
                                       Power meters, EMC test receivers, Optical
                                       power meters, Optical spectrum analyzers,
                                       OTDR, Optical wavelength meters, Laser
                                       diode test systems, Optical network
                                       analyzers, Optical chirp test sets,
                                       Polarization scramblers, Error rate test
                                       systems, Digital television/video
                                       testers, Measuring instrument
                                       peripherals.
      --------------------------------------------------------------------------

   (2)   Equity Stock

     (a)   Total number of authorized shares           220,000,000 shares

     (b)   Total number of issued shares                99,783,385 shares

     (c)   Number of shareholders                                  38,816

     (d)   Major shareholders


--------------------------------------------------------------------------------------------------------------------
                                                      Status of Ownership          The Company's Interest in
                                                                                         such Shareholder
       Name of Shareholder                       Number of       Percentage in     Number of       Percentage in
                                                 Shares (in      Voting Rights     Shares (in      Voting Rights
                                              thousand shares)        (%)       thousand shares)         (%)
--------------------------------------------------------------------------------------------------------------------
Mizuho Trust & Banking Co., Ltd.                  16,023             16.33             --                --
(retirement benefit trust (Fujitsu
account))
--------------------------------------------------------------------------------------------------------------------
Japan Trustee Services Bank, Ltd. (trust           5,129              5.22             --                --
account)
--------------------------------------------------------------------------------------------------------------------
Fujitsu Limited                                    4,047              4.12             --                --
--------------------------------------------------------------------------------------------------------------------
The Master Trust Bank of Japan, Ltd.               3,620              3.69             --                --
(trust account)
--------------------------------------------------------------------------------------------------------------------
UFJ Trust Bank Limited (trust account A)           3,607              3.67             --                --
--------------------------------------------------------------------------------------------------------------------
The Chase Manhattan Bank N.A. London S.L           2,721              2.77             --                --
(omnibus account)
--------------------------------------------------------------------------------------------------------------------
State Street Bank and Trust Company                2,110              2.15             --                --
--------------------------------------------------------------------------------------------------------------------
Mizuho Corporate Bank, Ltd.                        2,108              2.14             --                --
--------------------------------------------------------------------------------------------------------------------
Sompo Japan Insurance Inc.                         1,956              1.99            360              0.03
--------------------------------------------------------------------------------------------------------------------
Mitsui Asset Trust and Banking Company,            1,915              1.95             --                --
Limited (as investment trustee)
--------------------------------------------------------------------------------------------------------------------


    (Notes) 1.  Mizuho Trust & Banking Co., Ltd. holds the 16,023 thousand shares of common stock referred above as the trustee of a retirement benefit plan of Fujitsu Limited, and exercises its voting rights pursuant to instructions given by Fujitsu Limited.

            2. The Company owns 125 shares (or 0.00% of all voting rights, which excludes preferred shares with no voting rights) of the common stock of UFJ Holdings, Inc., which is the holding company for UFJ Trust Back Limited.

            3. The Company owns 1,031 shares (or 0.01% of all voting rights) of the common stock and 1,000 shares of preferred shares with no voting rights of Mizuho Financial Group, Inc., which is the holding company for Mizuho Corporate Bank, Ltd.

            4. Sompo Japan Insurance Inc. was formed out of a merger between the Nissan Fire & Marine Insurance Co., Ltd. and the Yasuda Fire and Marine Insurance Company, Ltd. on July 1, 2002.

   (3)   Acquisition, Disposition and Holding of Treasury Stock

     (i)   Acquisition

            Repurchase of shares pursuant to Article 3, Paragraph 4 of the Supplementary Provisions to the Law Amending Part of the Commercial Code, etc. (Law no.79 of 2001)

                Common stock                                    1,200,000 shares

                Aggregate cost of acquisition             (Y)10,665,839 thousand

            Repurchase of shares constituting less than a trading unit

                Common stock                                       11,372 shares

                Aggregate cost of acquisition                 (Y)65,056 thousand

     (ii)  Disposition

                Common stock                                           -- shares

                Aggregate proceeds from disposition                  -- thousand

     (iii) Number of treasury stock as of end of period

                Common stock                                    1,537,026 shares

   (4)   Employees

         -------------------------------------------------------------------------------------------
              Number of       Change from End of                                Average Years of
              Employees         Previous Period           Average Age               Service
         -------------------------------------------------------------------------------------------
                1,607                (227)                   35.94                   11.34
         -------------------------------------------------------------------------------------------

   (Notes) 1. The employee numbers set forth above do not include employees seconded to affiliates.

           2. The number of employees decreased by 12.4% from the end of the previous fiscal year due to a voluntary retirement program implemented as part of the Company's organizational reform efforts.

   (5)   Business Combinations

     (a)   Significant Subsidiaries

-----------------------------------------------------------------------------------------------------------------------------------
       Name of Subsidiary                   Common Stock          Percentage          Principal Activities
                                                                     of
                                                                  Ownership
-----------------------------------------------------------------------------------------------------------------------------------
Advantest Laboratories Ltd.                 (Y)50 million            100%       Research and development of
                                                                                measuring and testing technologies
-----------------------------------------------------------------------------------------------------------------------------------
Advantest Customer Support Corporation      (Y)300 million           100%       Maintenance service for the
                                                                                Company's products
-----------------------------------------------------------------------------------------------------------------------------------
Advanmechatec Co., Ltd.                     (Y)300 million           100%       Manufacturing of the Company's
                                                                                products
-----------------------------------------------------------------------------------------------------------------------------------
Advantest Instruments Corporation           (Y)100 million           100%       Manufacturing of the Company's
                                                                                products
-----------------------------------------------------------------------------------------------------------------------------------
Advanmicrotec Co., Ltd.                     (Y)50 million            100%       Manufacture of components used in
                                                                                the Company's products
-----------------------------------------------------------------------------------------------------------------------------------
Advanelectron Co., Ltd.                     (Y)50 million            100%       Manufacturing of the Company's
                                                                                products
-----------------------------------------------------------------------------------------------------------------------------------
Advantest Finance Inc.                      (Y)1,000 million         100%       Leasing of the Company's products
-----------------------------------------------------------------------------------------------------------------------------------
Advantest America Corporation               US$43,000                100%       Headquarters of North American
(Holding Co.)                               thousand                            operations
-----------------------------------------------------------------------------------------------------------------------------------
Advantest America, Inc.                     US$42,000                100%       Manufacturing and sales of the
                                            thousand                            Company's products
-----------------------------------------------------------------------------------------------------------------------------------
Advantest (Europe) GmbH                     10,792 thousand          100%       Headquarters of European
                                            Euros                               operations; sales of the Company's
                                                                                products
-----------------------------------------------------------------------------------------------------------------------------------
Advantest Asia Pte. Ltd.                    15,300 thousand          100%       Headquarters of Asian operations
                                            Singapore Dollars
-----------------------------------------------------------------------------------------------------------------------------------
Advantest Taiwan Inc.                       560,000 thousand         100%       Sales of the Company's products
                                            New Taiwan
                                            Dollars
-----------------------------------------------------------------------------------------------------------------------------------
Advantest (Singapore) Pte. Ltd.             500 thousand             100%       Sales of the Company's products
                                            Singapore Dollars
-----------------------------------------------------------------------------------------------------------------------------------

    (Note)   Percentage of ownership includes indirectly held shares.



    (b)   Business Combination Activities

       (i)    Advantest Business Corporation terminated operation on June 30,
              2002.

       (ii) Advantest America Measuring Solutions, Inc. started its operation from July 1, 2002 in the U.S. as a subsidiary to perform measuring instrument sales and support services.

       (iii) Advantest Customer Support Corporation was renamed from Advantest Customer Engineering Corporation on October 1, 2002.

       (iv) Advantest Shanghai Co., Ltd. was established on January 17, 2003 in China as a subsidiary to perform support services for automated test equipment and other the Company's products.

       (v) The Company sold its entire stake in Advantest AD Corporation on March 31, 2003.

    (c)  Results of Business Combination Activities

         The Company has 41 subsidiaries (including the 13 significant subsidiaries listed above) and 1 equity method affiliate. In FY2002, consolidated net sales was (Y)97.7 billion (up 2.6% from the previous fiscal year) and consolidated net loss was (Y)12.9 billion.



(6) Significant Sales and Branch Offices

------------------------------------------------------------------------------------------------------
Category             Name of Office                          Location
------------------------------------------------------------------------------------------------------
Head Office,         Head Office                             Shinjuku-ku, Tokyo
Branch Office        ---------------------------------------------------------------------------------
and Sales Office     Nerima Office                           Nerima-ku, Tokyo
                     ---------------------------------------------------------------------------------
                     Gyoda Office                            Gyoda-shi, Saitama
                     ---------------------------------------------------------------------------------
                     Western Japan Office                    Suita-shi, Osaka
                     ---------------------------------------------------------------------------------
                     Instrument Sales Department -           Takatsu-ku, Kawasaki-shi, Kanagawa
                     Communication Products
                     ---------------------------------------------------------------------------------
                     Government & Public Organizations       Nerima-ku, Tokyo
                     Sales Department
                     ---------------------------------------------------------------------------------
                     Sendai Sales Branch                     Aoba-ku, Sendai-shi, Miyagi
                     ---------------------------------------------------------------------------------
                     Tokyo Sales Branch                      Nerima-ku, Tokyo
                     ---------------------------------------------------------------------------------
                     Nagoya Sales Branch                     Chigusa-ku, Nagoya-shi, Aichi
                     ---------------------------------------------------------------------------------
                     Osaka Sales Branch                      Suita-shi, Osaka
                     ---------------------------------------------------------------------------------
                     ATE Department 1                        Shinjuku-ku, Tokyo
                     ---------------------------------------------------------------------------------
                     ATE Department 2                        Suita-shi, Osaka
------------------------------------------------------------------------------------------------------
R&D Centers          Gunma R&D Center                        Meiwa-machi, Ora-gun, Gunma
                     ---------------------------------------------------------------------------------
                     Otone R&D Center                        Otone-machi, Kitasaitama-gun, Saitama
                     ---------------------------------------------------------------------------------
                     Kitakyushu R&D Center                   Yahatahigashi-ku, Kitakyushu-shi, Fukuoka
------------------------------------------------------------------------------------------------------
Laboratories         Advantest Laboratories                  Aoba-ku, Sendai-shi, Miyagi
------------------------------------------------------------------------------------------------------
Factories            Gunma Factory                           Ora-machi, Ora-gun, Gunma
                     ---------------------------------------------------------------------------------
                     Gunma Factory 2                         Ora-machi, Ora-gun, Gunma
                     ---------------------------------------------------------------------------------
                     Menuma Factory                          Menuma-machi, Osato-gun, Saitama
------------------------------------------------------------------------------------------------------
Other                EMC Center                              Meiwa-machi, Ora-gun, Gunma
------------------------------------------------------------------------------------------------------

(7)   Directors and Corporate Auditors

-----------------------------------------------------------------------------------------------------------------------------------
          Title                          Name                          Area of Responsibility
-----------------------------------------------------------------------------------------------------------------------------------
Chairman of the Board and CEO        Hiroshi Oura
-----------------------------------------------------------------------------------------------------------------------------------
Vice Chairman of the Board           Shinpei Takeshita
-----------------------------------------------------------------------------------------------------------------------------------
President and COO                    Toshio Maruyama
-----------------------------------------------------------------------------------------------------------------------------------
Senior Managing Director             Kiyoshi Miyasaka          In charge of Corporate Planning and Strategies;
                                                               Senior Vice President, Strategic Business
                                                               Initiatives
-----------------------------------------------------------------------------------------------------------------------------------
Senior Managing Director             Shigeru Sugamori          In charge of Service and Technology
-----------------------------------------------------------------------------------------------------------------------------------
Senior Managing Director             Junji Nishiura            In charge of Product
-----------------------------------------------------------------------------------------------------------------------------------
Managing Director                    Isao Kitaoka              Senior Vice President, Instrument Sales and
                                                               Marketing Group
-----------------------------------------------------------------------------------------------------------------------------------
Managing Director                    Hiroji Agata              Senior Vice President, ATE Sales Group
-----------------------------------------------------------------------------------------------------------------------------------
Managing Director                    Kenichi Mitsuoka          Senior Vice President, FA Business Group; General
                                                               Manager, Handler Division
-----------------------------------------------------------------------------------------------------------------------------------
Managing Director                    Takashi Tokuno            Senior Vice President, ATE Business Group
-----------------------------------------------------------------------------------------------------------------------------------
Managing Director                    Hitoshi Owada             Senior Vice President, Administration and Finance
                                                               Division
-----------------------------------------------------------------------------------------------------------------------------------
Managing Director                    Masakazu Ando             In charge of Instrument Business
-----------------------------------------------------------------------------------------------------------------------------------
Board Director                       Jiro Katoh                Vice President, Instrument Business Group; General
                                                               Manager, Engineering Division
-----------------------------------------------------------------------------------------------------------------------------------
Board Director                       Tetsuo Aoki               Vice President, Strategic Business Initiatives
-----------------------------------------------------------------------------------------------------------------------------------
Board Director                       Norihito Kotani           Senior Vice President, Instrument Business Group;
                                                               General Manager, Product Development Division;
                                                               Senior Vice President, Technology Development Group
-----------------------------------------------------------------------------------------------------------------------------------
Board Director                       Takao Tadokoro            General Manager, ATE Systems Engineering Division
                                                               of the ATE Business Group
-----------------------------------------------------------------------------------------------------------------------------------
Board Director                       Hiroyasu Sawai            Vice President, ATE Sales Group
-----------------------------------------------------------------------------------------------------------------------------------
Board Director                       Yuri Morita               Vice President, Administration and Finance
                                                               Division (in charge of legal, intellectual
                                                               property and export control); Manager, General
                                                               Affairs Department and Legal Department
-----------------------------------------------------------------------------------------------------------------------------------
Board Director                       Hiroshi Tsukahara         Senior Vice President, DI Business Group; General
                                                               Manager, DI Business Division
-----------------------------------------------------------------------------------------------------------------------------------
Board Director                       Masao Shimizu             In charge of SoC Tester Product of ATE Business
                                                               Group; General Manager, 1st SoC Tester Business
                                                               Division
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Standing Auditor           Noboru Yamaguchi
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Standing Auditor           Tadahiko Hirano
-----------------------------------------------------------------------------------------------------------------------------------
Corporate Auditor                    Keizo Fukagawa            Corporate Standing Auditor of Fujitsu Limited
-----------------------------------------------------------------------------------------------------------------------------------


  (Note) 1.   Changes in the appointment of board directors and corporate auditors during FY2002

        (1) Changes adopted by the 60th General Meeting of Shareholders on June 27, 2002

              None

        (2) Changes adopted by the Meeting of the Board of Directors on June 27, 2002

              None

         2. Significant changes in the area of responsibility or position of board directors subsequent to the end of FY2002

                Effective May 1, 2003

                  President and COO  Toshio Maruyama  Director, Environmental
                                                      Management Center

                  Board Director     Yuri Morita      Vice President,
                                                      Administration and Finance
                                                      Division (in charge of
                                                      legal, intellectual
                                                      property and export
                                                      control); Manager, General
                                                      Affairs Department and
                                                      Legal Department; Deputy
                                                      Director, Environmental
                                                      Management Center

         3. Among the corporate auditors set forth above, Keizo Fukagawa is an outside corporate auditor appointed pursuant to Article 18,
              Section 1 of the "Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations."

(8) Description of stock acquisition rights issued under especially favorable terms to persons who are not shareholders

    On July 5, 2002, the Company issued stock options in the form of stock acquisition rights pursuant to a resolution of the Board of Directors dated June 27, 2002.

    1.   Number of stock acquisition rights
         issued                                   7,350

    2.   Class and total number of shares         735,000 shares of common stock
         underlying the stock acquisition         (each stock acquisition right
         rights                                   is exercisable for 100 shares)

    3.   Issuance price                           (Y)0

    4.   Subscription price to be paid upon       (Y)8,148 per share
         exercise

    5.   Exercise period                          April 1, 2003 to March 31,
                                                  2007

    6.   Terms of exercise

         (a) A person to whom stock acquisition rights are allocated (a "rights holder") may not exercise its rights if:

              (i) the rights holder ceases to be a director, corporate auditor or employee of the Company or its domestic or overseas subsidiary before the expiration of the exercise period, and is not appointed or rehired as a director, corporate auditor, employee, advisor or irregular employee, except where the termination is due to the completion of his/her term of office or his/her reaching retirement age;

              (ii)   the rights holder dies;

              (iii) the rights holder notifies the Company of his/her intention to waive the rights;

              (iv) the rights holder becomes an officer or employee of a company engaging in competing business, and is notified by the Company of the revocation of his/her rights; or

              (v) the rights holder violates the law or the agreement governing the granting of the stock acquisition rights, and is notified by the Company of the revocation of his/her rights.

         (b)  The stock acquisition rights may not be inherited.

         (c)  Each stock acquisition right may not be exercised in part.

    7.   Cancellation of stock acquisition rights

         (a) The Company may cancel, for no consideration, any stock acquisition right in the event that the general meeting of the shareholders resolves to approve (i) any merger agreement pursuant to which the Company shall cease to exist, or (ii) any share exchange agreement or share transfer pursuant to which the Company shall become a wholly-owned subsidiary of another company.

         (b) The Company may cancel, for no consideration, all or part of the stock acquisition rights of a rights holder to the extent that such stock acquisition rights are not exercisable due to the rights holder's failure to satisfy any of the conditions for exercise of stock acquisition rights.

    8.   Restriction on the transfer of stock acquisition rights

         Any transfer of stock acquisition rights shall require the approval of the Board of Directors.

    9.   Favorable terms related to the stock acquisition rights

         The stock acquisition rights were issued for no consideration to directors, corporate auditors and employees of the Company and its domestic and overseas subsidiaries.

    10. Names of the persons to which stock acquisition rights were allocated and the number of rights allocated

         (titles are based on information current as of the time of allocation)

         (a)  Directors of the Company

-----------------------------------------------------------------------------------------------------------------
                                                                               Class and total number of
                              Name                      Number of stock        shares underlying the stock
                                                        acquisition rights     acquisition rights
-----------------------------------------------------------------------------------------------------------------
              Hiroshi Oura                                     350            35,000 shares of common stock
-----------------------------------------------------------------------------------------------------------------
              Shinpei Takeshita                                250            25,000 shares of common stock
-----------------------------------------------------------------------------------------------------------------
              Toshio Maruyama                                  300            30,000 shares of common stock
-----------------------------------------------------------------------------------------------------------------
              Kiyoshi Miyasaka, Shigeru Sugamori,              200 each       20,000 shares of common stock each
              Junji Nishiura
-----------------------------------------------------------------------------------------------------------------
              Isao Kitaoka, Hiroji Agata, Kenichi              160 each       16,000 shares of common stock each


              Mitsuoka, Takashi Tokuno, Hitoshi Owada,
              Masakazu Ando
-----------------------------------------------------------------------------------------------------------------
              Jiro Katoh, Tetsuo Aoki, Norihito Kotani,        120 each       12,000 shares of common stock each
              Takao Tadokoro, Hiroyasu Sawai, Yuri
              Morita, Hiroshi Tsukahara, Masao Shimizu
-----------------------------------------------------------------------------------------------------------------

         (b)  Corporate auditors of the Company

-----------------------------------------------------------------------------------------------------------------
                                                                               Class and total number of
                              Name                      Number of stock        shares underlying the stock
                                                        acquisition rights     acquisition rights
-----------------------------------------------------------------------------------------------------------------
              Noboru Yamaguchi, Tadahiko Hirano,                30 each       3,000 shares of common stock each
              Keizo Fukagawa
-----------------------------------------------------------------------------------------------------------------

         (c)  Directors of the Company's subsidiaries

-----------------------------------------------------------------------------------------------------------------
                                                                               Class and total number of
                              Name                      Number of stock        shares underlying the stock
                                                        acquisition rights     acquisition rights
-----------------------------------------------------------------------------------------------------------------
              Young Hwan Kim, Sui Yoong Cheng,                 100 each       10,000 shares of common stock each
              Nicholas Konidaris, Josef
              Schraetzenstaller
-----------------------------------------------------------------------------------------------------------------
              Klaus Lutz, Robert Sauer                          80 each        8,000 shares of common stock each
-----------------------------------------------------------------------------------------------------------------
              Ping Nieh                                         50             5,000 shares of common stock
-----------------------------------------------------------------------------------------------------------------
              Keishi Kaetsu, Mineo Kamiya, Katsusaburo          30 each        3,000 shares of common stock each
              Kawaguchi, Michiaki Chamoto, Shoji Niki,
              Hiromi Maruyama, Katsuaki Minami
-----------------------------------------------------------------------------------------------------------------
              Kazuo Aoki, Kuniyasu Asada, Isamu Inaba,          10 each        1,000 shares of common stock each
              Hiroshi Eguchi, Toshimitsu Oya, Minoru
              Terashima
-----------------------------------------------------------------------------------------------------------------

         (d)  Corporate auditors of the Company's subsidiaries

-----------------------------------------------------------------------------------------------------------------
                                                                               Class and total number of
                              Name                      Number of stock        shares underlying the stock
                                                        acquisition rights     acquisition rights
-----------------------------------------------------------------------------------------------------------------
              Toshikazu Imai                                   20             2,000 shares of common stock
-----------------------------------------------------------------------------------------------------------------

         (e) Employees of the Company and its subsidiaries (the table below shows only the top 10 grantees)

-----------------------------------------------------------------------------------------------------------------
                                                                               Class and total number of
                              Name                      Number of stock        shares underlying the stock
                                                        acquisition rights     acquisition rights
-----------------------------------------------------------------------------------------------------------------
              Michael Stichlmair                               50             5,000 shares of common stock
-----------------------------------------------------------------------------------------------------------------
              Hitoshi Ashida, Tomio Aso, Masao Araki,          30 each        3,000 shares of common stock each
              Hideaki Imada, Tomomichi Uemura,
              Shin'ichiro Umeda, Yoshio Endo, Tomoyuki
              Kawanabe, Akira Kintaka
-----------------------------------------------------------------------------------------------------------------

                                  Balance Sheet

                             (As of March 31, 2003)

                                                                                                 (In million yen)
-----------------------------------------------------------------------------------------------------------------
                       Assets                                                 Liabilities
-----------------------------------------------------------------------------------------------------------------
Current assets                              140,656    Current liabilities                               21,754
     Cash and deposits                       56,949       Trade accounts payable                         10,371
     Trade notes receivable                     901       Current installments of bonds                   2,200
     Accounts receivable                     32,838       Other accounts payable                          1,311
     Finished goods                           5,741       Income tax payable                                 28
     Raw materials                            6,350       Accrued expenses                                5,218
     Work in progress                        15,007       Allowance for product warranty                  1,658
     Supplies                                   118       Other                                             965
     Deferred tax assets                     12,278
     Other                                   10,468    Noncurrent liabilities                            35,447
                                                          Bonds                                          24,500
                                                          Long-term borrowings                              125
Noncurrent assets                            94,799       Allowance for retirement benefits               8,510
   Property, plant and equipment             44,399       Allowance for officers' retirement              1,426
                                                          benefits
     Buildings and improvements              18,780       Other                                             884
                                                       ----------------------------------------------------------
     Structures                               1,285                  Total liabilities                   57,202
                                                       ----------------------------------------------------------
     Machinery and equipment                  3,389                       Stockholders' equity
     Vehicles and delivery equipment              0    ----------------------------------------------------------
     Tools and furniture                      2,678    Common stock                                      32,362
     Land                                    18,133    Capital surplus                                   32,973
     Construction in progress                   131       Additional paid-in capital                     32,973
   Intangible fixed assets                    3,990    Retained earnings                                126,187
     Software and other                       3,990       Legal reserve                                   3,083
   Investments and other assets              46,410       Reserve for losses in foreign investments      27,062
     Investment securities                    5,530       General reserve                               106,880
     Investments in subsidiaries             14,087       Undisposed deficit at end of year              10,837
     Long-term loans receivable                  51       (Net loss)                                    (11,467)
                                                       Net unrealized holding gains on equity              (104)
     Deferred tax assets                     24,999      securities etc.
                                                          Net unrealized holding gains on other            (104)
     Other                                    1,741       securities
                                                       Treasury stock                                   (13,165)
                                                       ----------------------------------------------------------
                                                                Total stockholders' equity              178,253

-----------------------------------------------------------------------------------------------------------------
              Total assets                  235,456     Total liabilities and stockholder's equity      235,456
-----------------------------------------------------------------------------------------------------------------

    (Note)    All amounts above are truncated after the million.
              Beginning this fiscal year, the Company adopted the "Regulation for the Commercial Code" (Ministerial Ordinance of Ministry of Justice No.22, issued on March 29, 2002) for its financial statements, etc.

          1.   Short-term receivables from subsidiaries      (Y)21,535 million
          2.   Short-term payables to subsidiaries            (Y)3,860 million
          3.   Outstanding loan guarantees                       (Y)67 million
          4.   Accumulated depreciation on property, plant and equipment
                                                             (Y)52,354 million
          5.   Assets pledged as collateral
                   Property, plant and equipment                (Y)415 million
          6. In addition to the noncurrent assets on the balance sheet, the Company uses certain computer equipment under lease contracts.
          7.   Significant foreign currency-denominated assets
                   Trade accounts receivable                US$30,273 thousand
                   Investment securities and investments in subsidiaries
                                                            US$51,701 thousand
                                                         13,270 thousand Euros
          8. The amount of outstanding warrants attached to bonds, class of equity issuable upon exercise of such warrants and their exercise prices are as set forth below:

                                   Amount outstanding      Class of equity issuable upon exercise       Exercise price
                                   ------------------      --------------------------------------       --------------
    Series 2 unsecured bonds         (Y)110 million                  Common stock                        (Y)21,840.00


        with warrants
    Series 3 unsecured bonds         (Y)225 million                  Common stock                        (Y)14,018.00
         with warrants

          9.  Details of stock acquisition rights are as follows:
                Issued on July 5, 2002


                  Number of stock acquisition rights issued       7,350

                  Class and total number of shares                735,000 shares of common stock (each stock
                  underlying the stock acquisition rights         acquisition right is exercisable for 100 shares)

                  Issuance price                                  (Y)0

                  Subscription price to be paid upon              (Y)8,148 per share
                  exercise

         10.  Net loss per share                                  (Y)116.49

         11.  There was no increase in net assets within the definition of
              Article 290, Paragraph 1, Clause 6 of the Commercial Code.

                               Statement of Income

                             (April 1, 2002 through
                                 March 31, 2003)

                                                                                          (In million yen)
--------------------------------------------------------------------------------------------------------------
                    Operating         Operating income
                 profit and loss        Net sales                                              76,686
                                      Operating expenses
                                        Cost of sales                           49,163
                                        Selling, general and                    45,732         94,895
                                          administrative expenses
                                     -------------------------------------------------------------------------
 Ordinary profit                               Operating loss                                  18,209
    and loss    ----------------------------------------------------------------------------------------------
                                      Non-operating income
                                        Interest and dividends income            1,902
                  Non-operating         Other                                    2,404          4,307
                  profit and loss     Non-operating expenses
                                        Interest expenses                          474
                                        Other                                    4,707          5,182
                ----------------------------------------------------------------------------------------------
                                        Ordinary loss                                          19,084
--------------------------------------------------------------------------------------------------------------
      Net loss before income taxes                                                             19,084
--------------------------------------------------------------------------------------------------------------
      Income taxes - current                                                                       43
--------------------------------------------------------------------------------------------------------------
      Income taxes - deferred                                                                  (7,659)
--------------------------------------------------------------------------------------------------------------
      Net loss                                                                                 11,467
--------------------------------------------------------------------------------------------------------------
      Retained earnings brought forward                                                         2,595
--------------------------------------------------------------------------------------------------------------
      Interim dividends                                                                         1,965
--------------------------------------------------------------------------------------------------------------
      Undisposed deficit at end of year                                                        10,837
--------------------------------------------------------------------------------------------------------------

(Note)  All amounts above are truncated after the million.

        Transactions with subsidiaries

          Sales                             (Y)31,898 million

          Purchases                         (Y)28,067 million

          Non-operating transactions         (Y)3,975 million

Significant Accounting Policies

    1.  Valuation of securities

      (1)  Investments in subsidiaries

           Stated at cost using the moving average method

      (2)  Other securities

           (a) Securities with fair value

               Stated at fair value based on market prices at the end of the relevant period (unrealized holding gains and losses are accounted for as a component of stockholders' equity; cost of other securities sold is determined using the moving average method).

           (b) Securities not practicable to estimate fair value

               Stated at cost using the moving average method

    2.  Valuation of inventories

      (1)  Finished goods

                Stated at cost using the periodic average method

      (2)  Raw materials

                Stated at lower cost or market using the periodic average method

      (3)  Work in progress

                Stated at cost using the periodic average method

      (4)  Supplies

                Stated at cost using the specific identification method

    3.  Depreciation and amortization of noncurrent assets

      (1)  Depreciation of plant, property and equipment

                Based on the declining balance method

                However, buildings (excluding attached improvements) acquired on or after April 1, 1998 are depreciated using the straight-line method.

      (2)  Amortization of intangible fixed assets

                Based on the straight-line method

                However, software for internal use is amortized using the straight-line method over its estimated useful life of 5 years.

    4. Translation of assets and liabilities denominated in foreign currencies into yen

                Receivables and payables denominated in foreign currencies are translated into yen at the spot exchange rate on the last day of the fiscal period, and any translation gains or loss are accounted for as profit or loss as the case may be.

    5.  Allowances

      (1)  Allowance for doubtful accounts

                To prepare for credit losses on accounts receivable and loans, etc., an allowance equal to the estimated amount of uncollectible receivables is provided for general receivables based on a historical write-off ratio, and for bad receivables based on a case-by-case determination of collectibility.

      (2)  Allowance for product warranty

                To reasonably account for repair costs covered under product warranty in the respective periods in which they arise, the allowance for a given year is provided in an amount determined based on the ratio of repair costs in that year to net sales in the preceding year.

      (3)  Allowance for retirement benefits

                To provide for employee retirement benefits, an allowance for retirement benefits is provided in an amount determined based on the estimated retirement benefit obligations and pension assets at the end of the fiscal year.

                Past service liabilities are amortized on a straight-line basis over a fixed number of years (17 years) during the average remaining years of service of employees.

                Any actuarial gains and losses are amortized on a straight-line basis over a fixed number of years (17 years) during the average remaining years of service of employees, and the amount is recorded in the fiscal year subsequent to its occurrence.

      (4)  Allowance for officers' retirement benefits

                To provide for officers' retirement benefits, an allowance is provided for the aggregate amount payable at the end of the period pursuant to the Company's rules on officers' retirement benefits. This allowance is stipulated under Article 287-2 of the Commercial Code.

    6. Accounting for lease transactions

                Finance lease transactions not involving a transfer of title to the lessee are accounted for in the same way as usual operating lease transactions.

    7. Accounting for consumption taxes

                Consumption taxes are accounted using the net-of-tax method.

    (Changes in Accounting Policies)

    1.  Accounting treatment of treasury stock and reversal of legal reserve

                Beginning this fiscal year, the Company has adopted the "Accounting Standards for the Company's Own Shares and the Withdrawal of Legal Reserve" (ASB Statement No. 1). The adoption of this new standard had no material impact on the results of this fiscal year.

    2.  Accounting treatment of earnings per share

                Beginning this fiscal year, the Company has adopted the "Accounting Standards Regarding Calculations of Earnings Per Share of the current net earnings" (ASB Statement No. 2) and the "Guideline for Accounting Standards Regarding Calculations of Earnings Per Share of the current net earnings" (ASB Guideline No. 4). The adoption of this new standard had no material impact on the results of this fiscal year.

                   Proposed Appropriation of Retained Earnings

                                                                        (In yen)
--------------------------------------------------------------------------------
            Item                                         Amount
--------------------------------------------------------------------------------
Undisposed deficit                                     10,837,452,230

Reversal of voluntary reserve

   Reversal of general reserve                         14,000,000,000

     Total                                              3,162,547,770

   Earnings will be appropriated as follows:

     Dividends ((Y)10 per share)                          982,463,590

   Earnings to be carried forward                       2,180,084,180
--------------------------------------------------------------------------------


(Note) On December 10, 2002, the Company paid interim dividends of (Y)20 per share (or (Y)1,965,114,580 in total) to its shareholders of record as of September 30, 2002.

Copy of Independent Auditor's Report
--------------------------------------------------------------------------------

                          Independent Auditor's Report

                                                                     May 9, 2003

To the Board of Directors of Advantest Corporation:


                                                Shin Nihon & Co.


                                                Shigenori Hanada
                                                -------------------------------
                                                Daihyo Shain and
                                                Kanyo Shain
                                                Certified Public Account


                                                Mitsuo Cho
                                                -------------------------------
                                                Kanyo Shain
                                                Certified Public Account


We have audited the financial statements, which included the balance sheet, statement of income, the business report, the proposed appropriation of retained earnings and the supporting schedules of Advantest Corporation for its 61st fiscal year (April 1, 2002 through March 31, 2003) for the purpose of reporting under the provisions of Article 2 of the "Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations." With respect to the aforementioned business report and the supporting schedules, our audit was limited to those matters based on the accounting records of the Company. The management of the Company was responsible for the preparation of these financial statements and the supporting schedules, and our responsibility shall be limited to the expression of an independent opinion regarding the financial statements and the supporting schedules.

We conducted our audit in accordance with auditing standards generally accepted in Japan. The auditing standards require reasonable assurance that the financial statements and the supporting schedules do not contain any untrue representation of material fact. The audit was conducted based on an audit by testing, and included a review of the financial statements and the supporting schedules as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management. We believe that we have obtained a reasonable basis to form our opinion as a result of the audit. The auditing procedures also include those considered necessary for its subsidiaries.

In our opinion,
  (1) the balance sheet and statement of income present properly the financial position and the results of operations of the Company in conformity with related regulations and the Articles of Incorporation of the Company;
  (2) the business report, as far as the accounting date included in such report are concerned, presents properly the status of the Company in conformity with the related regulations and the Articles of Incorporation of the Company;
  (3) the proposed appropriation of retained earnings has been prepared in conformity with the related regulations and the Articles of Incorporation of the Company;
  (4) the supporting schedules, as far as the accounting date included in such schedules are concerned, have been prepared in conformity with the provisions of the Commercial Code.

We have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountant Law.

--------------------------------------------------------------------------------

Copy of Board of Corporate Auditors' Audit Report

--------------------------------------------------------------------------------

                                  Audit Report

This Audit Report was prepared by the Board of Corporate Auditors based on reports from each Corporate Auditor with respect to the method and results of audit concerning the performance by each Board Director of his respective duty during the 61st fiscal year (April 1, 2002 through March 31, 2003) of Advantest Corporation. We hereby report as follows.

1.  Method of Audit

    Pursuant to the audit policies established by the Board of Corporate Auditors, each Corporate Auditor has attended meetings of the Board of Directors and other important meetings, posed questions to Board Directors on the state of business, reviewed important approval-granting documents, inspected the state of business and assets at the Head Office and other important branch offices, and reviewed the financial statements and the supporting schedules upon report from independent auditors. The Corporate Auditors have also sought reports from subsidiaries of the Company on their state of business, and performed on-site inspection of the state of business and assets of important subsidiaries whenever necessary.

    In the case of any engagement in competing transactions by a Board Director, transactions involving any conflict of interests between the Company and a Board Director, offering of advantage by the Company for no consideration, transactions at unusual terms with a subsidiary or shareholder, or the acquisition or disposition of treasury stock, the Corporate Auditors have, in addition to the method of audit described above, requested reports from the Board Directors and inspected such transactions in detail when necessary.

2.  Result of Audit

    (1) The method and result of audit performed by Shin Nihon & Co., the independent auditor of the Company, are appropriate.
    (2) The business report of the Company accurately presents the financial conditions of the Company in conformity with applicable laws and regulations and the Articles of Incorporation of the Company.
    (3) In consideration of the financial position of the Company and other matters, the proposed appropriation of retained earnings plan presents fairly all matters required to be presented, and no irregularity was found that need to be pointed out.
    (4) The supporting schedules present fairly all matters required to be presented, and no material irregularity requiring disclosure was found.
    (5) No irregularity or violation of applicable laws or regulations or the Articles of Incorporation of the Company was found with respect to the activities of the Board Directors, including activities related to subsidiaries of the Company.
         In addition, no breach of fiduciary duty by any Board Directors was found with respect to engagements in competing transactions by a Board Director, transactions involving any conflict of interest between the Company and a Board Director, offering of advantage by the Company for no consideration, transactions at unusual terms with a subsidiary or shareholder, or the acquisition or disposition of treasury stock.

May 16, 2003

                           Board of Corporate Auditors of Advantest Corporation

                                     Noboru Yamaguchi
                                     ------------------------------------------
                                     Corporate Standing Auditor


                                     Tadahiko Hirano
                                     ------------------------------------------
                                     Corporate Standing Auditor


                                     Keizo Fukagawa
                                     ------------------------------------------
                                     Corporate Auditor

(Note)    Keizo Fukagawa is an outside corporate auditor appointed pursuant to
          Article 18, Section 1 of the "Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations."

        Reference Documents with respect to the Exercise of Voting Rights


1.  Number of voting rights of all shareholders:          980,883 voting rights


2.  Agenda Items and Reference Matters:



Agenda Item No. 1:   Approval of the proposed appropriation of retained earnings for the 61st fiscal year

         The details of the appropriation of retained earnings for this fiscal year are as described on page 22 of the attached document.

         The basic policy of the Company is to continue to provide stable dividends, while promoting the further growth and enhancement of corporate culture and seeking to strengthen management bases and improve business performance.

         Despite our efforts, the Company incurred a significant loss in this fiscal year due to stagnation in both orders accepted and sales, following broad cutbacks in capital investment by domestic and foreign semiconductor manufacturers, caused by global-scale downturn of share prices and deepening deflation.

         As a result, the Company proposes to pay as dividends for this fiscal year (Y)10 per share. Annual dividends for this fiscal year, including interim dividends (Y)20 per share), will be (Y)30 per share (a reduction by (Y)10 in comparison with the dividend for the previous fiscal year).

         No bonus for Directors and Corporate Auditors was incurred for this year.


Agenda Item No. 2:   Repurchase of the Company's shares

         In order to achieve a flexible capital structure that can respond to changes in business conditions, the Company proposes to repurchase up to 3,000,000 shares of its common stock, at a total purchase price of up to (Y)20 billion, pursuant to the provisions of Article 210 of the Commercial Code, from the conclusion of this ordinary general shareholders' meeting and until the conclusion of the next ordinary general shareholders' meeting.


Agenda Item No. 3:   Amendment of part of the Articles of Incorporation

1.     Reason for amendment:


(1) Following the extension of the statutory term of corporate auditors from three years to four years pursuant to the "Law Amending Part of the Commercial Code and the Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations" (Law No. 149 of 2001) effective as of May 1, 2002, we propose that Article 27 (Term of Office of Corporate Auditors) of the present Articles of Incorporation be amended.

(2) Following the implementation of the "Law Amending Part of the Commercial Code, etc." (Law No. 44 of 2002) effective as of April 1, 2003, which provides for the introduction of "invalidation of share certificates" and "additional share purchase for holders of shares constituting less than one full unit", we propose that a new Article 8 (Additional Share Purchase for Holders of Shares Constituting Less Than One Full Unit) be inserted, and the current Article 8 (Share Handling Regulations) and
       Article 9 (Transfer Agent) be amended.

       In addition, following the reduction in quorum requirements for a special resolution of the shareholders' meeting, Paragraph 2 shall be newly added to Article 14 (Method of Resolution) in order to provide a shareholders' meeting more flexibility to adopt a special resolution.

(3) Following the reformation of the Board of Directors of the Company and the introduction of an "Executive Officer System" at the Company, Article 16 (Number of Directors) of the current Articles of Incorporation shall be amended so that the maximum number of directors shall be reduced from 22 to 10, and Article 12 (Person Who Convenes Shareholders' Meetings, and Chairman) and Article 19 (Representative Directors and Directors with Management Positions) of the current Articles of Incorporation shall be amended in order to abolish management positions other than Chairman and Vice Chairman.

(4) In addition to the foregoing, the Company will make other necessary amendments and renumber certain Articles to accommodate the insertion of a new Article.

2.     Details of proposed amendments:

       The details of the proposed amendments are as follows:

                                                                                                (Changes are underlined.)
-------------------------------------------------------------------------------------------------------------------------
                     Present Article                                         Proposed Amendment
-------------------------------------------------------------------------------------------------------------------------
           (Newly introduced)

                                                           Article 8.     (Additional Share Purchase for Holders
                                                           of Shares Constituting Less Than One Full Unit)
                                                               A holder of shares of the Company (including a
                                                           beneficial holder of shares of the Company,
                                                           hereinafter each a "Shareholder") constituting less
                                                           than one full unit may, in accordance with provisions
                                                           of the Share Handling Regulations, demand that the
                                                           Company sell to the Shareholder shares that will,
                                                           together with shares held by the Shareholder,
                                                           constitute one full unit.



Article 8.     (Share Handling Regulations)                Article 9.     (Share Handling Regulations)
    The registration of transfer of shares, the                The registration of transfer of shares, the
registration on the Beneficial Shareholders' Register      registration on the Beneficial Shareholders' Register
in writing or digitally, the purchase of shares            in writing or digitally, the purchase of shares
constituting less than one full unit and other matters     constituting less than one full unit, the additional
related to the handling of shares of the Company and       purchase of shares to obtain one full unit and other
fees therefor shall be governed by the Share Handling      matters related to the handling of shares of the
Regulations to be prescribed by the Board of Directors.    Company and fees therefor shall be governed by the
                                                           Share Handling Regulations to be prescribed by the
                                                           Board of Directors.


Article 9.     (Transfer Agent)                            Article 10.    (Transfer Agent)
1.  The Company shall have a transfer agent for its        1.  (Present provisions maintained)
shares.

2.  The transfer agent and its handling office shall be    2.  (Present provisions maintained)
appointed by a resolution of the Board of Directors and
public notice thereof shall be given.


3.  The Shareholders' Register and the Beneficial          3.  The Shareholders' Register of the Company
Shareholders' Register of the Company shall be             (including the Beneficial Shareholders' Register




-------------------------------------------------------------------------------------------------------------------------
                     Present Article                                         Proposed Amendment
-------------------------------------------------------------------------------------------------------------------------


kept at the handling office of the transfer agent,         of the Company, hereinafter the "Shareholders'
and the registration of transfer of shares, the            Register") and the Register for Lost Share
registration on the Beneficial Shareholders' Register      Certificates shall be kept at the handling office of
registration on digitally, the purchase of shares          the transfer agent, and the registration of transfer
constituting less than one full unit, and other matters    of shares, the registration on the Beneficial
related to shares shall be handled by the transfer agent   Shareholders' Register in writing or digitally, the
and shall not be handled by the Company.                   purchase of shares constituting less than one full
                                                           unit, the additional purchase of shares to obtain one
                                                           full unit and other matters related to shares shall
                                                           be handled by the transfer agent and shall not be
                                                           handled by the Company.



Article 10.    (Record Date)                               Article 11.    (Record Date)
1.  The Company shall deem the shareholders and the        1.  The Company shall deem the Shareholders last
beneficial shareholders (hereinafter collectively called   registered on the Shareholders' Register in writing
"shareholders") last registered on the Shareholders'       or digitally, as of March 31 of each year as those
Register in writing or digitally and on the Beneficial     Shareholders who are entitled to exercise their
Shareholders' Register in writing or digitally,            rights at the Ordinary General Meeting of
respectively, as of March 31 of each year as those         Shareholders concerning the relevant account
shareholders who are entitled to exercise their rights     settlement date.
at the Ordinary General Meeting of Shareholders
concerning the relevant account settlement date.



2.  In addition to the case provided for in the            2.  In addition to the case provided for in the
preceding paragraph, whenever necessary, in accordance     preceding paragraph, whenever necessary, in
with a resolution of the Board of Directors and upon       accordance with a resolution of the Board of
giving prior public notice, the Company may deem the       Directors and upon giving prior public notice, the
shareholders or the registered pledgees last registered    Company may deem the Shareholders or the registered
on the Shareholder's Register and the Beneficial           pledgees last registered on the Shareholder's
Shareholder's Register in writing or digitally as those    Register in writing or digitally as those
shareholders or the registered pledgees who are entitled   Shareholders or the registered pledgees who are
to exercise their rights.                                  entitled to exercise their rights.


Article 11.    (Convocation of General Shareholders        Article 12.    (Convocation of General Shareholders
Meeting)                                                   Meeting)
                        (Omitted)                                     (Present provisions maintained)


Article 12.   (Person Who Convenes Shareholders'           Article 13.    (Person Who Convenes Shareholders'
Meetings, and Chairman)                                    Meetings, and Chairman)
1.  General Meetings of Shareholders shall be convened     1.  General Meetings of Shareholders shall be
by the President in accordance with a resolution of the    convened by a Representative Director previously
Board of Directors.    If the President is unable to       determined by the Board of Directors in accordance
convene a General Meeting of Shareholders, another         with a resolution of the Board of Directors.  If such
director of the Company shall take his place in the        Representative Director is unable to convene a
order previously determined by the Board of Directors.     General Meeting of Shareholders, another director of
                                                           the Company shall take his place in the order
                                                           previously determined by the Board of Directors.



2.  The chairman at General Meetings of                    2.  The chairman at General Meetings of
Shareholders shall be the President.  If the               Shareholders shall be a Representative Director



-------------------------------------------------------------------------------------------------------------------------
                     Present Article                                         Proposed Amendment
-------------------------------------------------------------------------------------------------------------------------


President is unable to act as chairman at any              previously determined by the Board of Directors.  If such
General Meeting of Shareholders, another                   Representative Director is unable to act as chairman
director of the Company shall take his place in the        at any General Meeting of Shareholders, another
order previously determined by the Board of                director of the Company shall take his place in the
Directors.                                                 order previously determined by the Board of
                                                           Directors.


Article 13.    (Method of Resolution)                      Article 14.    (Method of Resolution)
    Except as otherwise required by law and regulations               (Present provisions maintained)
or these Articles of Incorporation, resolutions of a
General Meeting of Shareholders shall be adopted by the
affirmative vote of a majority of the shares of voting
stock represented in person or by proxy at the meeting.

                  (Newly introduced)

                                                           2.  Special resolutions of a General Meeting of
                                                           Shareholders set forth in Article 343 of the
                                                           Commercial Code shall be adopted by the affirmative
                                                           vote of two-thirds of the shares of voting stock
                                                           represented in person or by proxy at the meeting, and
                                                           a quorum for the meeting shall consist of
                                                           Shareholders holding at least one-third of all the
                                                           shares of voting stock.


Article 14.    (Restriction on Voting by Proxy)            Article 15.    (Restriction on Voting by Proxy)
1.  A shareholder may exercise his voting rights by        1.  (Present provisions maintained)
proxy, who need to be a shareholder with voting rights.


2.  Such proxy shall present to the Company a document     2.  Such Shareholder or proxy shall present to the
evidencing his appointment as proxy for each General       Company a document evidencing the proxy's appointment
Meeting of Shareholders.                                   as proxy for each General Meeting of Shareholders.


Article 15.       (Minutes of General Meeting of           Article 16.       (Minutes of General Meeting of
Shareholders)                                              Shareholders)
                        (Omitted)                                     (Present provisions maintained)


Article 16.       (Number of Directors)                    Article 17.       (Number of Directors)
    The Company shall have not more than twenty-two (22)       The Company shall have not more than ten (10)
directors.                                                 directors.


Article 17.    (Election of Directors)                     Article 18.    (Election of Directors)
and                                                        and
Article 18.    (Term of Office of Director)                Article 19.    (Term of Office of Director)
                        (Omitted)                                     (Present Provisions maintained)


Article 19.    (Representative Directors and Directors     Article 20.    (Representative Directors and
with Management Positions)                                 Directors with Management Positions)
1.  One or more directors who shall represent the          1.  One or more directors who shall represent the
Company shall be appointed as Representative               Company shall be appointed as Representative
 Director by a resolution of the Board of Directors,       Director by a resolution of the Board of Directors.
and one of such directors shall be appointed as



-------------------------------------------------------------------------------------------------------------------------
                     Present Article                                         Proposed Amendment
-------------------------------------------------------------------------------------------------------------------------


Representative Director and President.

2.  The Board of Directors may appoint one Chairman as     2.  The Board of Directors may appoint a Chairman and
well as one or more Vice Chairman, Vice President,         a Vice Chairman by a resolution.
Senior Managing Director, Managing Director by a
resolution.


Article 20.    (Notice of the Board of Directors and       Article 21.    (Notice of the Board of Directors and
Resolution)                                                Resolution)
through                                                    through
Article 26.    (Election of Corporate Auditors)            Article 27.    (Election of Corporate Auditors)
                        (Omitted)                                     (Present provisions maintained)


Article 27.    (Term of Office of Corporate Auditors)      Article 28.    (Term of Office of Corporate Auditors)
1.  The term of office of a corporate auditor shall        1.  The term of office of a corporate auditor shall
expire at the close of the Ordinary General Meeting of     expire at the close of the Ordinary General Meeting
Shareholders to be held with respect to the last           of Shareholders to be held with respect to the last
business year ending within three (3) years subsequent     business year ending within four (4) years subsequent
to his assumption of office.                               to his assumption of office.


2.  The term of office of a corporate auditor elected to   2.  (Present provisions maintained)
fill a vacancy shall be for the balance of the unexpired
term of office of his predecessor.

Article 28.    (Corporate Standing Auditor)                Article 29.    (Corporate Standing Auditor)
through                                                    through
Article 33.    (Business Year)                             Article 34.    (Business Year)
                        (Omitted)                                     (Present provisions maintained)


Article 34.    (Dividends)                                 Article 35.    (Dividends)
    Dividends of the Company shall be paid to the              Dividends of the Company shall be paid to the
shareholders or registered pledgees last registered in     Shareholders or registered pledgees last registered
writing or digitally on the Shareholders' Register and     in writing or digitally on the Shareholders' Register
the Beneficial Shareholders' Register as of March 31, of   as of March 31, of each year.
each year.

Article 35.    (Interim Dividends)                         Article 36.    (Interim Dividends)
    The Company may, by resolution of the Board of             The Company may, by resolution of the Board of
Directors, make such cash distribution as provided for     Directors, make such cash distribution as provided
in Article 293-5 of the Commercial Code (hereinafter       for in Article 293-5 of the Commercial Code
called "interim dividends") to the shareholders or         (hereinafter called "interim dividends") to the
registered pledgees last recorded on the Shareholders'     Shareholders or registered pledgees last recorded on
Register in writing or digitally and the Beneficial        the Shareholders' Register in writing or digitally as
Shareholders' Register in writing or digitally as of       of September 30, of each year.
September 30, of each year.


Article 36.    (Effective Period for Dividend Payment)     Article 37.    (Effective Period for Dividend Payment)

                    (Omitted)                                     (Present provisions maintained)
---------------------------------------------------------------------------------------------------------------------

Agenda Item No. 4:    Election of seven directors

         We would like you to elect new directors as the term of office of all twenty directors will expire upon the closing of this ordinary general meeting of shareholders.

         To further strengthen our corporate governance and ensure timely response to rapid changes in business and market environments, we will reorganize our management structure, including reorganization of our Board of Directors and introduction of an Executive Officer system.

         We will reduce the number of directors drastically to streamline and revitalize our Board of Directors meetings, and will appoint Executive Officers who are to focus on operations to establish speedy and efficient operation systems.

         We respectfully request that you elect seven new directors.

         Mr. Kenichi Mitsuoka, Mr. Takashi Tokuno, Mr. Jiro Katoh, Mr. Norihito Kotani, Mr. Takao Tadokoro, Mr. Hiroyasu Sawai, Mr. Yuri Morita, Mr. Hiroshi Tsukahara, and Mr. Masao Shimizu will resign from the office of director, and will be appointed to the office of Executive Officer at the Board of Directors meeting to be held after the closing of this ordinary general meeting of shareholders.

         The profile of the candidates is as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                  Name                                   Brief Personal History                           Number of the
            (Date of Birth)                     (Appointment to other companies, if any)                 Company's shares
                                                                                                              owned
-----------------------------------------------------------------------------------------------------------------------------------
  1                               April 1956           Joined Fuji Communication Apparatus Mfg. Co.,                 7,400
                                                       Ltd.(at present, Fujitsu Limited)
                                  June 1985            Board Director
             Hiroshi Oura         June 1988            Managing Director
          (February 14, 1934)     June 1989            Representative Director and President,
                                                       Advantest Corporation
                                  June 2001            Chairman of the Board and CEO (present
                                                       position)
-----------------------------------------------------------------------------------------------------------------------------------
                                  March 1964           Joined Advantest Corporation
                                  June 1985            Board Director
                                  December 1990        Managing Director
                                  June 1995            Senior Managing Director
           Shinpei Takeshita      June 1997            Representative Director and Executive Vice
  2         (July 14, 1940)                            President                                                    22,950
                                  June 2001            Vice Chairman of the Board (present position)
                                  [Appointment to other companies]
                                  Representative Director and Chairman,
                                  Advanelectron Co., Ltd.
-----------------------------------------------------------------------------------------------------------------------------------
                                  April 1973           Joined Advantest Corporation
                                  June 1989            Board Director
                                  June 1995            Managing Director
  3         Toshio Maruyama       June 1999            Senior Managing Director                                      2,669
            (April 17, 1948)      June 2001            President and COO (present position)
                                  May 2003             Director, Environmental Management Center
                                                       (present position)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                  Name                                   Brief Personal History                           Number of the
            (Date of Birth)                     (Appointment to other companies, if any)                 Company's shares
                                                                                                              owned
-----------------------------------------------------------------------------------------------------------------------------------
                                  April 1967           Joined Fuji Communication Apparatus Mfg. Co.,
                                                       Ltd. (at present, Fujitsu Limited)
                                  June 1997            Managing Director, Advantest Corporation
            Kiyoshi Miyasaka      June 1999            Senior Managing Director (present position)
  4        (January 18, 1945)     June 2001            In charge of Corporate Planning and Strategies                1,700
                                                       (present position)
                                  October 2001         Senior Vice President, Strategic Business
                                                       Initiatives (present position)
-----------------------------------------------------------------------------------------------------------------------------------
                                  July 1970            Joined Advantest Corporation
                                  June 1993            Board Director
  5          Junji Nishiura       June 1997            Managing Director                                             3,968
           (November 5, 1945)     June 2001            Senior Managing Director (present position)
                                                       In charge of Product (present position)
-----------------------------------------------------------------------------------------------------------------------------------
                                  September 1972       Joined Advantest Corporation
                                  June 1993            Board Director
  6           Hiroji Agata        June 1999            Managing Director (present position)                          2,073
           (December 2, 1946)     June 2001            Senior Vice President, ATE Sales Group
                                                       (present position)
-----------------------------------------------------------------------------------------------------------------------------------
                                  February 1970        Joined Advantest Corporation                                  1,443
  7           Hitoshi Owada       June 1997            Board Director
            (March 26, 1946)      June 2000            Managing Director (present position)
                                  June 2001            Senior Vice President, Administration and
                                                       Finance Division (present position)
-----------------------------------------------------------------------------------------------------------------------------------

Note:    None of the candidates has any special interest in the Company.


Agenda Item No. 5:   Election of two corporate auditors

         Because, upon the closing of this ordinary general meeting of shareholders, Mr. Tadahiko Hirano will finish his term of office as the corporate auditor, we would like you to elect one new corporate auditor. Further, we would like to increase the number of outside auditors to strengthen our auditing functions.

         Thus, we would like you to elect two new corporate auditors.

         We have obtained consent of the Board of Corporate Auditors with respect to this Agenda Item.

         The profile of the candidates is as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                  Name                             Brief Personal History                                        Number of the
            (Date of Birth)               (Appointment to other companies, if any)                             Company's shares
                                                                                                                     owned
-----------------------------------------------------------------------------------------------------------------------------------
                                  April 1964           Joined The Nippon Kangyo Bank, Limited                        2,173
                                  June 1991            Joined Advantest Corporation
  1         Tadahiko Hirano       June 1993            Board Director
            (November 8, 1939)    June 1997            Managing Director
                                  June 1999            Adviser
                                  June 2000            Corporate Standing Auditor (present position)
-----------------------------------------------------------------------------------------------------------------------------------
                                  April 1965           Joined Fuji Communication Apparatus Mfg. Co.,                     0
                                                       Ltd. (at present, Fujitsu Limited)
                                  June 1995            Board Director
                                  June 1999            Managing Director
   2         Takashi Takaya       April 2000           Senior Managing Director
           (February 18, 1942)    April 2001           Representative Director and Corporate Senior
                                                       Executive Vice President
                                  April 2003           Representative Director (present position)
                                  [Appointment to other companies]
                                  Representative Director and President,
                                  Fujitsu Capital Limited
-----------------------------------------------------------------------------------------------------------------------------------

Note
1:       None of the candidates has any special interest in the Company.
2:       Mr. Takashi Takaya is a candidate for outside corporate auditor under
         Article 18, Section 1 of the Law Concerning Exceptions to the Commercial Code Relating to Audit, etc. of Stock Corporations.


Agenda Item No. 6:   Issuance of stock acquisition rights as stock options

         Pursuant to Articles 280-20 and 280-21 of the Commercial Code, we request that you approve the issuance of stock acquisition rights on especially favorable terms as described below.



1. Reason for the issuance of stock acquisition rights on especially favorable terms

         The stock acquisition rights will be issued as stock options to directors, executive officers, corporate auditors and employees of the Company and its domestic and overseas subsidiaries to provide them an incentive towards better business performance and to retain and attract talented individuals.

         Due to the nature of the issue as stock option grants, subject to the following details, the stock acquisition rights will be issued for no consideration. The subscription price required to be paid upon exercise of the stock acquisition rights will be based on the market prices as of the time of issue of such stock acquisition rights.

2.       Details of stock acquisition rights

(1)      Persons to whom stock acquisition rights will be allocated

         Directors, executive officers, corporate auditors and employees of the Company and its domestic and overseas subsidiaries, and overseas subsidiaries of the Company. The overseas subsidiaries will then allocate the same rights as the stock acquisition rights pursuant to applicable local laws to directors, corporate auditors and employees of other overseas subsidiaries.

(2) Class and total number of shares to be issued upon exercise of the stock acquisition rights

         Not exceeding 800,000 shares of common stock of the Company.

         The number of shares to be issued upon exercise of each stock acquisition right shall be 100 shares, provided, however, that when the subscription price per share is adjusted in accordance with (5) below, the number of such shares shall be adjusted according to the following formula. This adjustment is made only to the number of shares that have not yet been issued upon exercise of such stock acquisition right as of the time of such adjustment. Any fraction of a share that arises as a result of an adjustment will be rounded down to the nearest number of shares.

            Number of shares to be issued upon    =  Total subscription price
         exercise of each stock acquisition right  ----------------------------
                                                   Subscription price per share


         When the number of shares to be issued upon exercise of each stock acquisition right is adjusted, the total number of shares to be issued upon exercise of the stock acquisition rights shall be adjusted to the number obtained by multiplying (i) the number of shares to be issued upon exercise of each stock acquisition right after adjustment by (ii) the number of stock acquisition rights that have not been exercised as of the time of such adjustment, plus the number of shares that have been issued upon exercise of stock acquisition rights. After the adjustment, the total number of shares to be issued upon exercise of the stock acquisition rights may exceed 800,000 shares.

(3)      Total number of stock acquisition rights to be issued

         Not exceeding 8,000.

(4)      Issue price of the stock acquisition rights

         No consideration shall be paid.

(5) Total subscription price to be paid upon exercise of each stock acquisition right

         The total subscription price to be paid upon exercise of each stock acquisition right shall be determined on the day of issue of the stock acquisition rights by multiplying (i) the subscription price per share as determined in the following paragraph, by (ii) the number of shares to be issued upon exercise of each stock acquisition right as specified in (2) above (100 shares).

         The subscription price per share shall be 1.05 times the average closing price of the common stock of the Company in regular trading on the Tokyo Stock Exchange on each day of the month preceding the month of issue of the stock acquisition rights (excluding days on which there is no such closing price), rounded up to the nearest yen; provided, however, that if such amount is less than the closing price of the common stock of the Company on the day of issue of the stock acquisition rights (or, if there is no such closing price on the day of issue, the closing price on the immediately preceding day on which there was such closing price), the subscription price per share shall equal the closing price on such day.

         Notwithstanding the immediately preceding paragraph, with respect to stock acquisition rights to be issued after stock acquisition rights have been first issued based on a resolution of this general meeting of shareholders, the subscription price per share for such subsequent stock acquisition rights may be the subscription price per share for such first stock acquisition rights (or, if the adjustment set forth below is made, then the adjusted subscription price per share for such first stock acquisition rights); provided, however, that the subscription price per share (or the adjusted subscription price per share) for such first stock acquisition rights shall be not less than the subscription price per share that is calculated with respect to such subsequent stock acquisition rights in accordance with the immediately preceding paragraph.

         If, subsequent to the issue of the stock acquisition rights, the Company splits or consolidates its common stock, or issues new shares or disposes of its treasury shares below market price, the subscription price per share shall be adjusted according to the following formula, rounded up to the nearest yen. Provided, however, that such an adjustment will not be triggered by issue of new shares or transfer of treasury stock upon exercise of any stock acquisition rights or warrants of the Company or in certain other circumstances. Furthermore, the subscription price per share may, to the extent necessary and reasonable, be adjusted in a way deemed appropriate by the Company, in the case of a capital reduction, merger or de-merger of the Company or certain other events.

         (a) Formula for adjustment in the case of share split or consolidation

   Subscription price per  =   Subscription price per   x          1
   share after adjustment     share before adjustment    ----------------------
                                                            Ratio of split /
                                                             consolidation


         (b) Formula for adjustment in the case of issue of new shares or disposition of treasury stock below market price


Subscription     Subscription      Outstanding      Number of new     Subscription
 price per        price per         number of    +  shares to be      price per share
share after   =  share before   x     shares         issued        x   to be issued
 adjustment       adjustment                      ------------------------------------
                                                         Market price per share
                                  ----------------------------------------------------
                                   Outstanding number of       Number of new shares to
                                           shares          +          be issued


         In the above formula, "outstanding number of shares" shall mean the total number of outstanding shares of the Company after deduction of shares held by the Company as treasury stock. In the case of disposition of treasury stock, "number of new shares to be issued" in the above formula shall be read as "number of treasury shares to be disposed of."

(6)      Exercise period of the stock acquisition rights

         Between April 1, 2004 and March 31, 2008 (4 years). The exercise period for stock acquisition rights that are issued during the foregoing period shall be a period between a day specified by the Board of Directors and March 31, 2008.

(7)      Conditions for exercise of stock acquisition rights

         (a) A person to whom stock acquisition rights are allocated (a "rights holder"), other than overseas subsidiaries of the Company, must be a director, executive officer, corporate auditor or employee of the Company or its domestic or overseas subsidiary at the time of exercise, except where there are reasons deemed reasonable by the Board of Directors, including the person ceasing to be a director, executive officer, corporate auditor or employee, due to the completion of his/her term of office or his/her reaching retirement age.

         (b)  The stock acquisition rights may not be inherited.

         (c)  Each stock acquisition right may not be exercised in part.

         (d) Other terms and conditions will be determined at a meeting of the Board of Directors subsequent to the Shareholders' Meeting.

(8)      Cancellation of stock acquisition rights

         (a) The Company may cancel, for no consideration, any stock acquisition right in the event that the general meeting of the shareholders resolves to approve (i) any merger agreement pursuant to which the Company shall cease to exist, or (ii) any share exchange agreement or share transfer pursuant to which the Company shall become a wholly-owned subsidiary of another company.

         (b) The Company may cancel, for no consideration, all or part of the stock acquisition rights of a rights holder to the extent that such stock acquisition rights are not exercisable due to the rights holder's failure to satisfy any of the conditions for exercise of stock acquisition rights.

(9)      Restriction on the transfer of stock acquisition rights

         Any transfer of stock acquisition rights shall require the approval of the Board of Directors; provided, however, that transfer of stock acquisition rights to the Company shall not require any such approval.

(10) Other details of the stock acquisition rights will be determined in a meeting of the Board of Directors subsequent to the Shareholders' Meeting.


Agenda Item No. 7:    Payment of retirement bonuses to retiring directors

         Mr. Shigeru Sugamori, Mr. Isao Kitaoka, Mr. Kenichi Mitsuoka, Mr. Takashi Tokuno, Mr. Masakazu Ando, Mr. Jiro Katoh, Mr. Tetsuo Aoki, Mr. Norihito Kotani, Mr. Takao Tadokoro, Mr. Hiroyasu Sawai, Mr. Yuri Morita, Mr. Hiroshi Tsukahara, and Mr. Masao Shimizu will finish their term of office as directors at the closing of this ordinary general meeting of shareholders. We would like to pay retirement bonuses to all of them to reward their contribution to the Company during their terms of office in accordance with the standards established by the Company and in an amount deemed reasonable. We respectfully propose that the details of such retirement bonuses, including the amount, time, and method of payment, be determined by the Board of Directors.

         A brief personal history of each retiring director is as follows:

--------------------------------------------------------------------------------
       Name                        Brief Personal History
--------------------------------------------------------------------------------
Shigeru Sugamori      June 1990     Board Director
                      June 1996     Managing Director
                      June 2001     Senior Managing Director (present position)
--------------------------------------------------------------------------------
  Isao Kitaoka        June 1993     Board Director
                      June 1999     Managing Director (present position)
--------------------------------------------------------------------------------
Kenichi Mitsuoka      June 1995     Board Director
                      June 2000     Managing Director (present position)
--------------------------------------------------------------------------------
 Takashi Tokuno       June 1996     Board Director
                      June 2000     Managing Director (present position)
--------------------------------------------------------------------------------
 Masakazu Ando        June 1997     Board Director
                      June 2000     Managing Director (present position)
--------------------------------------------------------------------------------
  Jiro Katoh          June 1997     Board Director (present position)
--------------------------------------------------------------------------------
  Tetsuo Aoki         June 1997     Board Director (present position)
--------------------------------------------------------------------------------
Norihito Kotani       June 1999     Board Director (present position)
--------------------------------------------------------------------------------
Takao Tadokoro        June 1999     Board Director (present position)
--------------------------------------------------------------------------------
Hiroyasu Sawai        June 1999     Board Director (present position)
--------------------------------------------------------------------------------
  Yuri Morita         June 2000     Board Director (present position)
--------------------------------------------------------------------------------
Hiroshi Tsukahara     June 2001     Board Director (present position)
--------------------------------------------------------------------------------
  Masao Shimizu       June 2001     Board Director (present position)
--------------------------------------------------------------------------------